Exhibit 10.1

RETENTION BONUS AGREEMENT

This RETENTION BONUS AGREEMENT (this “Agreement”) is made between Andrew J. Iseman and UMB Financial Corporation (for itself and its subsidiaries, collectively referred to as the “Company”). You are a key member of management of Scout Investments, Inc. (“Scout”), a subsidiary of the Company, and the Company has determined that additional incentive, beyond your regular cash compensation and benefits, should be provided to reinforce and encourage your continued dedication to your duties and sustained level of performance, without distraction in the event of a possible Transaction. For purposes of the foregoing, a “Transaction” shall mean the merger, consolidation or combination of Scout with a third party unaffiliated with Scout (a “Buyer”), as a result of which Scout is not the surviving entity; the sale of all or substantially all of the assets of Scout to a Buyer; or a sale of at least fifty percent (50%) of the outstanding equity interests of Scout to a Buyer.

1. Retention Bonus. Subject to the other terms and conditions of this Agreement, you are eligible for a total cash retention bonus of $622,500, less applicable taxes and withholdings (the “Bonus”) as follows:

a. First Retention Bonus. If you remain an employee of Scout in good standing through the consummation of the Transaction (the “Closing”), you will be paid $373,500, less applicable taxes and withholdings (the “First Retention Bonus”), in a lump sum in the first regular payroll cycle after Closing.

b. Second Retention Bonus. If you remain an employee of Scout in good standing through the Closing, you will be paid $249,000, less applicable taxes and withholdings (the “Second Retention Bonus”), in a lump sum on the first regular payroll date after the 90th day anniversary of the Closing (the “90th Day Anniversary”), provided (i) you are employed with the Buyer, the Company or Scout, on the 90th Day Anniversary, or (ii) if you are not employed with the Buyer, the Company or Scout following the Closing, you responded to reasonable requests for cooperation in the transition of operations and your responsibilities through the 90th Day Anniversary.

2. Payment Conditions.

a. Employment Through Closing. If prior to the Closing, you resign your employment, separate from employment, become Disabled, or die, you will not be eligible for and will not be paid any portion of the Bonus, provided that, if Scout involuntarily terminates your employment without Cause prior to the Closing, and the Closing thereafter occurs, then you will be paid, within 60 days after Closing, the Bonus, provided all other conditions for payment hereunder are satisfied.

b. Employment Post-Closing. If you are an employee of the Buyer, the Company or Scout following Closing, but if prior to the 90th Day Anniversary, you resign your employment with the Buyer, the Company or Scout, separate from employment with the Buyer, the Company or Scout, become Disabled, or die, you will not be eligible for and will not be paid any portion of the Second Retention Bonus, provided that, if the Buyer, the Company or Scout involuntarily terminates your employment without Cause between the Closing and the 90th Day Anniversary, then you will be paid, on the first regular payroll date after the 90th Day Anniversary, the Second Retention Bonus, provided all other conditions for payment hereunder are satisfied.

c. General Release. You will not be eligible for any Bonus unless you execute and deliver to the Company prior to each payment hereunder a General Release in the form attached hereteo as Exhibit A. Notwithstanding anything herein to the contrary, each Bonus will not be paid to you until all applicable revocation periods have fully expired and the General Release becomes fully and finally enforceable. The parties hereto acknowledge that the Bonus is to be provided in part in consideration for the General Release.

d. Confidentiality. Prior to a formal announcement of the Transaction, you agree not to disclose the potential existence of the Transaction, the Transaction, or its terms to any employee without a clear business purpose underlying the disclosure, or to any third parties, unless approved by the Company or required by law. By entering into this Agreement, you reaffirm and ratify and agree to abide by all the terms of your Confidentiality and Non-Solicitation Agreement (“Confidentiality and Non-Solicitation Agreement”), attached hereto as Exhibit B, and any separate agreements relating to confidentiality, intellectual property, non-solicitation, or other restrictive covenants. You further agree that the existence, terms, and conditions of this Agreement shall be kept confidential by you, except that you may disclose them to your spouse or significant other, attorney, accountant, or tax preparer, provided they also agree to keep them confidential. Nothing within this Agreement or any other agreement prohibits or restricts you from initiating communications directly with, responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission or any other federal, state, or local regulatory authority or agency.

e. No Breach. You will not be eligible for any Bonus if you breach any term of this Agreement or the Confidentiality and Non-Solicitation Agreement. Any breach will release the Company from any payment obligation hereunder and, to the extent any payment has been made, require you to repay in cash up to ninety-five percent of such amounts within thirty days of receipt of a written repayment demand from the Company identifying the breach, without affecting the enforceability of any other covenants hereunder. Nothing contained herein limits or otherwise prevents the Company from seeking all other legal or equitable relief available under applicable law.

f. Definitions. The following terms within this Agreement shall have the following meaning:

i. “Cause” means any material violation of employer policy; continued failure to substantially perform your job duties; negligence in the performance of your job duties; willful misconduct; dishonesty; conviction or plea of nolo contendre to any felony or a misdemeanor that involves dishonesty or reputational harm to your employer; breach of any agreement with your employer; violation of any law, rule, or regulation relating to investment management services; or your becoming barred or prohibited by the Securities and Exchange Commission or any comparable regulatory or self-regulatory agency from holding your position.

ii. “Closing” means the consummation of the Transaction.

iii. “Disabled” means your inability, despite reasonable accommodation not constituting an undue hardship on the employer, to fully perform your duties because of injury or physical or mental illness for a continuous period exceeding 30 days as determined by a physician selected by the employer, to whom you agree to submit for examination if requested.

3. Term of Agreement. If the full execution of a definitive agreement for the Transaction between the Company and a Buyer does not occur by September 30, 2017, then this Agreement shall automatically terminate and be of no further force or effect. Nothing herein shall require the Company to pursue or consummate a Transaction.

4. Employment Status. Nothing in this Agreement alters your status as an at-will employee, nor guarantees your employment. This Agreement does not alter your eligibility, if any, for any severance or other payment or benefit under any of the Company’s benefit or compensation plans.

5. Entire Agreement; Assignment. This Agreement contains the entire agreement between you and the Company regarding the subject matter hereof. This Agreement may not be amended or changed except by the parties in writing. This Agreement may not be assigned by you without the Company’s consent. The Company may assign this Agreement, and/or the Confidentiality and Non-Solicitation Agreement, and such assignment will take effect for the benefit of any Buyer. You hereby consent and agree to such assignment and enforcement of such rights and obligations by the Company’s successors or assigns.

6. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Missouri, without regard to conflicts of law provisions.

7. Potential Unenforceability of any Provision. If a final judicial determination is made that any provision of this Agreement is unenforceable, such provision will be rendered void only to the extent that a judicial determination finds the provision unenforceable, and the unenforceable provision will automatically be reconstituted and become a part of this Agreement, effective as of the date of this Agreement, to the maximum extent permitted by law in order to give effect to the parties’ intent that is lawfully enforceable.

8. Unfunded Obligations. The Bonus is not earned until paid. The Company’s obligation to pay Bonus pursuant to this Agreement shall at all times be entirely unfunded, and no provision shall at any time be required with respect to segregating assets of the Company for payment of the Bonus. Neither you nor any other person shall have any interest in any particular assets of the Company by reason of the right to receive the Bonus pursuant to this Agreement, and any such person shall have only the rights of a general unsecured creditor of the Company with respect to any such rights.

9. Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants, agreements and assurances by you, and that the Company’s remedies at law for any such breach or threatened breach may be inadequate, the Company, in addition to such other remedies that may be available to it, will be entitled to injunctive relief from any court of competent jurisdiction without the posting of bond, provided that nothing herein shall limit any other legal or equitable remedies that the Company may have. Your covenants, agreements and obligations are in addition to and not in lieu or exclusive of any of your other obligations and duties to the Company, whether express or implied in fact or in law.

10. Acknowledgment. You acknowledge and certify that you have carefully read and fully understand all of the provisions of this Agreement, have had a reasonable opportunity to consult with legal counsel of your choice before executing this Agreement, and are entering into this Agreement knowingly, voluntarily and of your own free will, and intending to be legally bound.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Faxed and electronic copies are authorized.

UMB Financial Corporation

Dated: , 2017
J. Mariner Kemper
Chairman, President and CEO UMBFC

Dated: , 2017
Andrew Iseman